Mail Stop 3561

								December 2, 2005

 BY U.S. Mail and Facsimile [ (937) 382-2452 ]

Mr. Joseph C. Hete
   Chief Executive Officer
 ABX AIR, INC.
 145 Hunter Drive
 Wilmington, Ohio  45177

 	Re:	ABX Air, Inc.
 		Form 10-K for Fiscal Year Ended December 31, 2004
 		File No. 0-50368

Dear Mr. Hete:

	We have completed our review of your Form 10-K and have no further comments at this time.


      Sincerely,



								Joe A. Foti
								Senior Assistant Chief
Accountant

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Joseph C. Hete
ABX Air, Inc.
November 2, 2005
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